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                                                                   EXHIBIT 16.1


KPMG Peat Marwick LLP


   One Biscayne Tower           Telephone 305 358 2300    Telefax  305 577 0544
   Suite 2900
   2 South Biscayne Boulevard
   Miami, Florida  33131





December 6, 1996


Securities and Exchange Commission
Washington, D.C.  20549



Ladies and Gentlemen:

We were previously principal accountants for Coast Dental, Inc. and, under the date of February 9, 1996, except as to note 7 which is as of March 23, 1996, we reported on the financial statements of Coast Dental, Inc. as of and for the years ended December 31, 1995 and 1994. On May 29, 1996, our appointment as principal accountant was terminated. We have read Coast Dental Services, Inc.'s statement included under the caption "Experts" on Form S-1 and we agree with such statements.


Very truly yours,


/s/ KPMG Peat Marwick